Exhibit 99.1

Argo Group to Transfer Listing to NYSE from NASDAQ

HAMILTON, Bermuda – April 23, 2018 – Argo Group International Holdings, Ltd., an international underwriter of specialty insurance and reinsurance products in the property and casualty market, today announced it is transferring the listing of its shares to the New York Stock Exchange (NYSE) from the NASDAQ Global Select Market, and that its subsidiary Argo Group US, Inc. is transferring the listing of its 6.500% Senior Notes due 2042 (guaranteed by Argo Group International Holdings, Ltd.) to the NYSE from the NASDAQ.

The transfers to the NYSE are expected to be effective May 7, 2018. At that time, Argo will change its stock ticker symbol from “AGII” to “ARGO,” and Argo Group US will change the ticker symbol for its 6.500% Senior Notes due 2042 from “AGII.L” to “ARGD.” Argo shares will trade on the NASDAQ exchange under its current ticker symbol “AGII” until the transfer is complete, and Argo Group US’s 6.500% Senior Notes due 2042 will trade on the NASDAQ exchange under its current ticker symbol “AGII.L” until the transfer is complete.

“We are confident that by joining one of the world’s most prestigious trading platforms, we can reach a broader base of global investors and build even greater shareholder value,” said Argo Group CEO Mark E. Watson III. “This year we celebrate our 70th anniversary as a company and now our listing on the NYSE – both are notable milestones as we continue to grow and evolve as a leading specialty underwriter.”

“We are honored that Argo Group has chosen to transfer its listings to the New York Stock Exchange to join our community of innovative global companies,” said John Tuttle, Head of Global Listings, NYSE. “We look forward to supporting Argo Group’s continued growth.”

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FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group’s control.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NASDAQ: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-’ (Strong) with a stable outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

For media inquiries, please contact:

David Snowden

Senior Vice President, Corporate Communications

210-321-2104

david.snowden@argogroupus.com

For investor inquiries, please contact:

Susan Spivak Bernstein

Senior Vice President, Investor Relations

212-607-8835